Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bank of the James Financial Group, Inc.

Lynchburg, VA

We consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 of Bank of the James Financial Group, Inc. of our report dated February 28, 2006, related to the audits of the consolidated financial statements of The Bank of the James Financial Group, Inc. as of December 31, 2005 and 2004 and for each of the years then ended which report is included herein, and to the reference to our firm under the heading “Experts” in the Prospectus.

/S/ CHERRY, BEKAERT & HOLLAND, L.L.P.
Raleigh, North Carolina
October 20, 2006

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